Exhibit 21.1

SuperioR group OF COMPANIES, Inc.

LIST OF SUBSIDIARIES

As of December 31, 2023, the Registrant directly or indirectly owned the following subsidiaries:

Company	Incorporation
Fashion Seal Corporation	Nevada
Superior Group Holdings, Inc.	Texas
The Office Gurus, LLC	Florida
The Office Gurus Limited	Jamaica
SUG Holding	Cayman Islands
Superior Group Holdings (IL), LLC	Illinois
SGC Worldwide B.V.	Netherlands
Zing Manufacturing, LLC	Delaware
The Office Gurus LTDA. De C.V., a subsidiary of Superior Group Holdings (IL), LLC and Fashion Seal Corporation	El Salvador
The Office Masters, LTDA. De C.V., a subsidiary of Superior Group Holdings (IL), LLC and Fashion Seal Corporation	El Salvador
TOG, S.R.L., a subsidiary of Superior Group Holdings (IL), LLC and Fashion Seal Corporation	Dominican Republic
Superior Sourcing Dominican Republic SSDR S.R.L., a subsidiary of SUG Holding and Fashion Seal Corporation	Dominican Republic
The Office Gurus, Ltd., a subsidiary of SUG Holding and Fashion Seal Corporation	Belize
Superior Sourcing, a wholly owned subsidiary of SUG Holding	Cayman Islands
BAMKO, LLC	Delaware
BAMKO Importação, Exportação e Comércio de Brindes Ltda., a subsidiary of BAMKO, LLC and SUG Holding	Brazil
BAMKO Merch Inc., a wholly owned subsidiary of BAMKO, LLC	Canada
Logo Lineup, LLC, a wholly owned subsidiary of BAMKO, LLC	Delaware
Worldwide Sourcing Solutions Limited, a wholly owned subsidiary of BAMKO, LLC	Hong Kong
Guangzhou Ben Gao Trading Limited, a wholly owned subsidiary of Worldwide Sourcing Solutions Limited	China
BAMKO India Private Limited, a 99%-owned subsidiary of BAMKO, LLC	India
BAMKO UK, Ltd., a wholly owned subsidiary of BAMKO, LLC	United Kingdom
CID Resources, Inc.	Delaware
Superior Uniform Arkansas, LLC	Arkansas
Superior Uniform Group, LLC	Florida
BAMKO Colombia SAS	Colombia